SEPARATION AGREEMENT AND GENERAL RELEASE

            This Separation Agreement and General Release (“Agreement”) is entered into on October 13, 2009 by and between Inland Western Retail Real Estate Trust, Inc., a Maryland corporation, on behalf of itself and its subsidiaries, partnerships, affiliates, business units and related entities (“the Company”) and Michael J. O’Hanlon (“Mr. O’Hanlon”).

            WHEREAS, the Company is a real estate investment trust which owns, operates and acquires primarily retail real estate throughout the United States;

            WHEREAS, Mr. O’Hanlon is an employee of the Company and holds the positions of Chief Executive Officer and President, among others;

            WHEREAS, Mr. O’Hanlon has acquired extensive knowledge of and experience in the Company’s business during his employment at the Company;

            WHEREAS, Mr. O’Hanlon and the Company desire to end Mr. O’Hanlon’s employment relationship effective October 9, 2009 (the “Effective Date”);

            WHEREAS, Mr. O’Hanlon desires to resign as an officer of the Company effective upon execution of this Agreement on October 13, 2009;

            NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and receipt of which the parties expressly acknowledge, Mr. O’Hanlon and the Company agree as follows:

1.

Employment Period and Responsibilities.  Mr. O’Hanlon’s resignation of his employment shall be effective as of October 9, 2009.  Mr. O’Hanlon’s resignation as Chief Executive Officer and President as well as any other offices held by Mr. O’Hanlon with the Company or its subsidiaries shall be effective October 13, 2009.

2.

Separation Pay.  Provided that Mr. O’Hanlon executes and does not revoke or breach any part of this Agreement, the Company will pay Mr. O’Hanlon the sum total of Four Hundred Fifty Thousand Dollars (“Separation Pay”) in accordance with the following schedule.   The Separation Pay shall be paid in bi-weekly installments, minus required withholding, in accordance with the Company’s normal payroll practices, with the first such installment payment to be made at least 30 days, but no more than 60 days, after the Effective Date. To the extent that Mr. O’Hanlon has not satisfied the conditions described in the first sentence of this Section before the scheduled payment date for the first installment payment or any succeeding installment payment, such payment(s) shall be forfeited.

3.

Employment Benefits.  The Company will pay on behalf of Mr. O’Hanlon the cost of Mr. O'Hanlon's existing group health plan benefits for a period of twelve months (12) months (the “COBRA Benefits”) following the Effective Date. If Mr. O’Hanlon obtains employment during this twelve month period and is eligible to be enrolled in one or more health care insurance plans sponsored by his new employer, the Company’s obligation to pay the cost of Mr. O’Hanlon’s COBRA Benefits shall cease immediately. Mr. O’Hanlon shall be liable to

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pay any and all taxes owed by him on account of the Company’s payment of the cost of his COBRA Benefits.

4.

Incentive Bonus.  Mr. O’Hanlon will not be eligible to receive, and will not be paid, a bonus for the 2009 performance year or thereafter.

5.

Vacation Days.  Mr. O’Hanlon will be paid for any unused vacation days he has accrued prior to the Effective Date.

6.

401(k) Payments.  Mr. O’Hanlon will receive distributions of his vested benefits as of the Effective Date, if any, under the Company’s 401(k) plan in accordance with the terms of the applicable plan.

7.

Covenants.

            a.         Non-Disclosure of Confidential Information.  Mr. O’Hanlon hereby acknowledges and agrees that the duties and services to be performed by him under this Agreement are special and unique and that as a result of his employment by the Company Mr. O’Hanlon has developed over time and has acquired, developed and used information of a special and unique nature and value that is not generally known to the public or to the Company’s industry, including but not limited to mailing lists, stockholder lists, tenant lists and profiles, prospective customer, acquisition candidate or tenant lists, accounts receivable and payable ledgers, financial an other records of the Company, information regarding its stockholders, tenants or joint venture partners, and other similar matters (all such information being hereinafter referred to as “Confidential Information”).  Mr. O’Hanlon further acknowledges and agrees that the Confidential Information is of great value to the Company and that the restrictions and agreements contained in this Agreement are reasonably necessary to protect the Confidential Information and the goodwill of the Company.  Accordingly, Mr. O’Hanlon hereby agrees that:

(1)        Mr. O’Hanlon will not at any time after the date of this Agreement, directly or indirectly, except as otherwise authorized in writing by the Company for the benefit of the Company, divulge to any person, firm, corporation, limited liability company, partnership or organization, or any affiliated entity (hereinafter referred to as “Third Parties”), or use or cause or authorize any Third Parties to divulge or use, the Confidential Information, except as required by law; and

(2)        Mr. O’Hanlon shall immediately deliver or cause to be delivered to the Company any and all Confidential Information, including drawings, notebooks, keys, data and other documents and materials belonging to the Company which is in his possession or under his control relating to the Company, regardless of the medium upon which it is stored, and will deliver to the Company upon termination, any other property of the Company which is in his possession or under his control.  Mr. O’Hanlon further

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agrees that he will not retain any copies, duplicates, reproductions or excerpts of this property.

            b.         Non Solicitation, Non Employment of Company Employees

(1)        General.  Mr. O’Hanlon acknowledges that the covenants set forth in this Section 7(b) are reasonable in scope and essential to the preservation of the business and the goodwill of the Company, and are consideration for the amounts to be paid to him hereunder.  Mr. O’Hanlon also acknowledges that the enforcement of the covenants set forth in this Section 7(b) will not preclude him from being gainfully employed in such manner and to the extent as to provide a standard of living for himself, the members of his family and the others dependent upon him of at least the level provided by this Agreement.

(2)        Covenants.  Mr. O’Hanlon hereby covenants and agrees:

(i) he shall not, for a period of three and one half (3 1/2) years following the expiration, termination or extension of this Agreement, directly or indirectly solicit, induce, influence or attempt to solicit, induce or influence any employee or agent of the Company to leave his employment or engagement with the Company, or offer employment or engagement to or employ or engage any such employee of the Company, or assist or attempt to assist any such employee of the Company in seeking other employment;

(ii) he shall not in any manner slander, libel or by other means take action which is or intended, or could reasonably be expected, to be detrimental to the Company or its employees or operations;

(iii) he shall not:

(a)        knowingly make or participate in any “solicitation” of “proxies” or “consents” (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) or make proposals for approval of the Company’s stockholders;

(b) knowingly form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company’s securities;

(c) otherwise knowingly act to control or seek to control the management, board of directors or policies of the Company or

(d) make any agreement to do any of the foregoing.

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            c.         Non-Disparagement.  Mr. O’Hanlon agrees that he has not and will not directly or indirectly make any disparaging communication, or release any information or encourage others to make any communication or release any information, that is designed to embarrass or disparage the Company or the Company’s policies or practices to any person, including the Company’s investors, customers, vendors, competitors, employees, former employees, or potential employees, the press or other media in any country, or Mr. O’Hanlon’s prospective or actual employers; provided, that it will not be a violation of this paragraph for him to make truthful statements when required by legal process to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with the jurisdiction to order Mr. O’Hanlon or his agents to divulge, disclose or make accessible such information.  Any violation of this paragraph shall constitute a material breach of this Agreement.

            d.         Remedies.

(1)        Injunctive Relief.  Mr. O’Hanlon expressly acknowledges and agrees that the business of the Company is highly competitive and that a violation of any of the provisions of Sections 7(a) or 7(b) would cause immediate and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award.  Mr. O’Hanlon further acknowledges and agrees that the time periods provided for herein are the minimum necessary to adequately protect the business of the Company, the enjoyment of the Confidential Information and the goodwill of the Company.  Without limiting any of the other remedies available to the Company at law or in equity, or the Company’s right or ability to collect money damages, Mr. O’Hanlon agrees that any actual or threatened violation of any of the provisions of Sections 7(a) or 7(b) may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction without bond.

(2)        Enforcement.  Mr. O’Hanlon expressly acknowledges and agrees that the provisions of Sections 7(a) or 7(b) shall be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought.  Accordingly, if any particular portion of Sections 7(a) or 7(b) shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be (i) deemed amended to delete therefrom such portions so adjudicated; or (ii) modified as determined appropriate by a court of competent jurisdiction.

8.

Cooperation.  Mr. O’Hanlon agrees to cooperate with the Company in (1) all financing opportunities and arrangements with various third parties (including, but not limited to, banks, investment banks, life insurance companies and the United States Term Asset-Backed Securities Loan Facility (TALF) Program) in which he has been an active participant during 2009, (2) all opportunities or arrangements with various third parties related to joint venture or

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similar undertakings now being pursued for the Company by Citigroup Inc. or any of its affiliates; (3) any pending or subsequently filed litigation, proceeding, claim or other disputed item involving the Company that relates to the matters within his knowledge or responsibility during his employment including, but not limited, to Celeste Prestinario v. Inland Western Retail Real Estate Trust, Inc. and City of St. Clair Shores General Employees Retirement System, et al. v. Inland Western Retail Real Estate Trust, Inc., and (4) providing any and all information necessary for the Company to comply now or in the future with reporting requirements under state or federal securities laws.  Without limiting the foregoing, he agrees (i) to meet with the Company’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this paragraph; (ii) to provide truthful testimony before any court, agency or other legal authority; and (iii) to notify the Company when permitted to do so by law within three (3) business days if he is contacted by any adverse party or legal authority or by any representative of an adverse party or legal authority. Mr. O’Hanlon represents and warrants to the Company that, as of the date of this Agreement, he has no actual knowledge that the Company’s public filings with The Securities and Exchange Commission made any false or misleading statements. Should it become necessary to meet with the Company’s representatives, its counsel or other designees, Mr. O’Hanlon will receive reimbursement for actual lost wages and actual expenses that are reasonable and customary under the Company’s expense policies and its by-laws relating to indemnification.

9.

Disclosure of Agreement.  Mr. O’Hanlon understands and agrees that the Company will issue a press release and communications to employees regarding Mr. O’Hanlon’s departure from the Company. Mr. O’Hanlon further acknowledges and agrees that the Company is required to disclose Mr. O’Hanlon’s departure and the terms of this Agreement, including the filing of a copy of this Agreement, pursuant to requirements of the Securities and Exchange Commission and/or other laws, rules or regulations.  Nothing herein shall restrict in any way any disclosure by the Company or Mr. O’Hanlon as required by law, rule or regulation.

10.

General Release and Covenant Not to Sue.  In consideration of the payments and benefits provided and actions taken by the Company as set forth in this Agreement, Mr. O’Hanlon knowingly and voluntarily agrees not to sue, waives and releases forever whatever claims he may have against the Company as of the date of this Agreement, including its officers, directors, partners, shareholders, employees, associates, agents, advisors, attorneys, and representatives (collectively referred to as the “Released Parties”), including but not limited to: claims based upon or relating to his hire by the Company; any aspect of the work he performed; any aspect of his employment relationship with the Company, including his compensation; any oral or written agreements regarding his employment relationship with the Company; or the separation of his employment or the facts relating to or surrounding any aspect of that separation, except for any claims that he may have under the Agreement.  This release and waiver includes, without limitation, any claims he may have, whether known or unknown, in connection with any rights under federal, state or local law, including, but not limited to, claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference.  This release of claims includes, but is not limited to, all claims

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arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, state fair employment, human rights and/or civil rights laws, and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.  Nothing in this paragraph is intended by either party to constitute a waiver of statutory rights which cannot be waived by express provision of law, including any vested rights under any retirement or benefit plan.

a.         Mr. O’Hanlon’s signature below constitutes his representation and warranty that he has not suffered an on the job or occupational injury or incurred any wage or overtime claims, including without limitation, any claims pursuant to the Fair Labor Standards Act, that could be asserted against any Released Party.  Moreover, Mr. O’Hanlon expressly waives his right to recovery of any type, including damages, reinstatement or attorneys’ fees, in any administrative or court action, whether federal, state, local or whether brought by him or on his behalf, related to any of the matters actually released herein.  He also waives and releases any right to become, and promises not to consent to become, a member of any class or collective action in a case in which claims are asserted against any Released Party.  If Mr. O’Hanlon is made a member of a class or collective action in any proceeding without his prior knowledge or consent, he agrees to opt out of the class or collective action at the first opportunity.

b.         Mr. O’Hanlon acknowledges and agrees that the payments and benefits set forth in this Agreement shall be in lieu of any other severance benefits that may be payable to him upon his termination of employment with the Company.  In consideration for such payments and benefits, Mr. O’Hanlon hereby waives any severance benefits to which he otherwise might be entitled.

11.

Acknowledgment of Sufficient Time to Consider this Agreement and to Consult With a Lawyer.  Mr. O’Hanlon expressly acknowledges that he has been informed that he may consult with a lawyer of his choice, that he has consulted with his lawyer, and that he has had sufficient time to consult with his lawyer prior to executing this Agreement.  Mr. O’Hanlon acknowledges that he is not waiving rights or claims that may arise after the date this Agreement is executed.  Mr. O’Hanlon further acknowledges that he has been informed that he is entitled to a period of at least twenty-one (21) days within which to consider this Agreement, but that he may execute this Agreement at any time prior to the expiration of the 21-day period.

12.

Revocation Right.  Within seven (7) days following the date of Mr. O’Hanlon’s execution of this Agreement, Mr. O’Hanlon shall have the right to revoke this Agreement by serving within such 7-day period written notice of his revocation upon Dennis Holland, Inland Western Retail Real Estate Trust, Inc., 2901 Butterfield Road, Oak Brook, IL  60523 and the Company’s attorneys, Samuel B. Isaacson and Adrianne C. Mazura, DLA Piper LLP (US), 203 North LaSalle Street, Suite 1900, Chicago, IL  60601.  If Mr. O’Hanlon does not revoke this Agreement during this seven (7) day period, this Agreement shall become effective on the eighth

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day after the date of Mr. O’Hanlon’s execution of this Agreement and Mr. O’Hanlon shall have no further right to revoke this Agreement.

13.

Knowing and Voluntary Release.  Mr. O’Hanlon acknowledges that in releasing and waiving any claims and rights that he has or may have against the Released Parties, including those under the Age Discrimination in Employment Act, he does so knowingly and voluntarily, in exchange for consideration in addition to anything of value to which he already is entitled.

14.

Notices.  All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown below for each such party or such other address as that party may designate in writing hereafter.

a.

If to the Company:

b.

If to Mr. O’Hanlon:

Dennis K. Holland

Michael J. O’Hanlon

General Counsel

1555 Western Avenue

Inland Western Retail Real Estate

Lake Forest, Illinois  60045

Trust, Inc.

2901 Butterfield Road

Oak Brook, Illinois  60523

with a copy which shall not

with a copy which shall not

constitute notice to:

constitute notice to:

Samuel B. Isaacson

James R. Pranger

Adrianne C. Mazura

Neal, Gerber & Eisenberg LLP

DLA Piper LLP (US)

Two North Lasalle Street

203 N. LaSalle Street, Suite 1900

Suite 2200

Chicago, Illinois  60601-1293

Chicago, Illinois  60602

15.

Non-admission.  Nothing herein shall be deemed to constitute an admission of wrongdoing by Mr. O’Hanlon, the Company or any of the other Released Parties.  Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

16.

Waiver.  The Company’s future waiver of a breach by Mr. O’Hanlon of any provision of this Agreement or failure to enforce any such provision with respect to him shall not operate or be construed as a waiver of any subsequent breach by Mr. O’Hanlon of any such provision or of the Company’s right to enforce any such provision with respect to Mr. O’Hanlon.  No act or omission of the Company shall constitute a waiver of any of its rights

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hereunder except for a written waiver signed by the Company’s President and Chief Executive Officer.

17.

Entire Agreement/Ratification.  The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral, the Company acknowledges that the covenants contained in Paragraph 7 and its subparts are the only restrictive covenants to which Mr. O’Hanlon will be bound and that, in the event of conflict, this Agreement will govern. Not in limitation of the generality of the foregoing, this Agreement shall supersede any existing oral or written agreements between Mr. O’Hanlon and the Company. Mr. O’Hanlon acknowledges, understands, and agrees that except as set forth in paragraphs 2, 3, 5, and 6 above, he shall be entitled to receive no other compensation or benefits from the Company arising from or relating to his employment or the termination thereof. Mr. O’Hanlon represents that in executing this Agreement, he has not relied upon any representation or statement not set forth herein.  No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

18.

Compliance with Section 409A.  The parties intend for this Agreement either to satisfy the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provisions shall be interpreted in a manner so that no payment made pursuant to this Agreement shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B).  The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect for any income to Mr. O’Hanlon provided pursuant to the Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Mr. O’Hanlon, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Mr. O’Hanlon pursuant to this Agreement.  “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, Mr. O’Hanlon's “separation from service” as defined in Section 409A.  For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment.  In no event may Mr. O’Hanlon, directly or indirectly, designate the calendar year of payment.

19.

Governing Law.

            a.         The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the internal laws of the State of Illinois without regard to its conflicts of law provisions, and the parties agree that any suit, action or proceeding with respect to this Agreement shall be brought in the state courts of Chicago, Illinois or in the United States District Court for the Northern District of Illinois.  The parties hereto hereby accept the exclusive

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jurisdiction of those courts for the purpose of any such suit, action or proceeding.  Venue for any such action, in addition to any other venue permitted by statute, will be in Chicago, Illinois.

            b.         The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

MR. O’HANLON AND THE COMPANY EXPRESSLY STATE THAT THEY HAVE READ THIS EMPLOYMENT AGREEMENT AND GENERAL RELEASE, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THAT THEY HAVE ENTERED INTO IT VOLUNTARILY AND INTEND TO BE BOUND THEREBY.

INLAND WESTERN RETAIL REAL

MICHAEL J. O’HANLON

ESTATE TRUST, INC.

By:

_____________________________

By:  __________________________

Dated:

___________________________, 2009

Dated:  __________________, 2009

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